Exhibit 99.1

Company Press Release

August 9, 2017

Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS SECOND QUARTER 2017 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, Dave’s Killer Bread, and other bakery foods, today reported financial results for the company’s 12-week second quarter ended July 15, 2017.

Second Quarter Summary:

Compared to the prior year second quarter where applicable

•	Sales decreased 0.9% to $926.6 million. Excluding sales related to a divestiture, sales decreased 0.4%.

•	Diluted EPS decreased 12.5% to $0.21.

•	Adjusted diluted EPS(1) decreased 7.7% to $0.24.

•	Net income decreased 12.5% to $44.7 million.

•	Adjusted net income(1) decreased 7.8% to $50.5 million.

•	Adjusted EBITDA(2) decreased 5.2% to $113.7 million.

(1)	See reconciliations of non-GAAP measures in the financial statements following this release.
(2)	Earnings before Interest, Taxes, Depreciation and Amortization, adjusted for certain items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release.

To improve the profitability of its Warehouse segment, the company will close a snack cake bakery in Winston-Salem, North Carolina in early October. Sweet baked goods production will shift to more efficient Flowers’ snack cake bakeries. Employees affected by the closure will be offered a severance package.

CEO’s Remarks:

“We continue to take decisive action to focus on the consumer and become a more efficient, streamlined organization,” said Allen Shiver, Flowers Foods president and CEO. “Our portfolio of bread brands, bolstered by the strength of Dave’s Killer Bread, continues to gain market share and improve our competitive position. In our cake business, we are taking action to address share losses and improve profitability. Our business is generating strong free cash flow and supporting shareholder returns, our solid financial position, and strategic investments.

“We are executing on our strategic priorities under Project Centennial,” Shiver continued. “During the quarter, gross margins increased and manufacturing efficiencies improved. Our cost savings initiatives moved forward in line with our expectations, and we began transitioning to a new, lower-cost, performance-driven structure designed to better address the changing consumer and operating environment. We’re on track with our progress, but as our updated guidance reflects, we are realistic about the evolving consumer environment. Our team is driving hard to build shareholder value by reducing costs, strengthening the core business, and capitalizing growth opportunities within the large bakery category.”

Updated Guidance for Fiscal 2017:

•	Given category trends to date, the company now expects sales to be in the range of $3.888 billion to $3.927 billion, a year-over-year change of approximately -1.0% to 0.0%.

•	Adjusted diluted EPS is now expected to be in the range of $0.85 to $0.90, excluding the gain on the sale of the Cedar Rapids, Iowa mix plant of $0.09 per share, costs associated with the closing of the Winston-Salem bakery of approximately $0.01 to $0.02 per share, and consulting costs associated with Project Centennial of approximately $0.11 to $0.12 per share.

Matters Affecting Comparability:

In the second quarter of 2017, the company recorded Project Centennial consulting costs of $9.4 million. In the prior year quarter, the company recorded Project Centennial consulting costs of $1.3 million, and a pension settlement charge of $4.6 million.

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 12 Week Period Ended	For the 12 Week Period Ended
	July 15, 2017	July 16, 2016
Net income per diluted common share	$0.21	$0.24
Project Centennial consulting costs	0.03	—
Pension plan settlement loss	—	0.02

Adjusted net income per diluted common share	$0.24	$0.26

In fiscal 2016, costs associated with Project Centennial were $1.2 million in the third quarter and $3.8 million in the fourth quarter. For the remainder of fiscal 2017, the company expects Project Centennial consulting costs to be in the range of $10 million to $15 million. Additionally, the company expects costs associated with the closing of the Winston-Salem bakery to be approximately $4.0 million to $6.0 million.

Update on Strategic Priorities:

The company continued to deliver on its strategic priorities under Project Centennial. During the second quarter, notable accomplishments included:

•	Generating Fuel for Growth: Announced a new organizational structure and initiated a voluntary separation incentive program; made progress toward reducing purchased goods and services spending by at least $45 million by fiscal 2018; implemented distributor enablement initiatives to reduce stales; completed the first wave of continuous improvement pilot programs that revealed efficiency savings opportunities in the bakeries; began process of rationalizing existing manufacturing and logistics network; will close a snack cake facility in North Carolina in early October.

•	Reinvigorating the Core Business: Made substantial progress on a streamlined brand assortment to be implemented by the end of 2017; extended Dave’s Killer Bread into the breakfast segment with the launch of bagels and breakfast items, used a third-party platform to efficiently expand distribution of fresh products to new markets in the upper Midwest.

•	Capitalizing on Growing Adjacencies: Formulated a strategy and began to identify opportunities to diversify our brand portfolio into attractive adjacent categories.

Consolidated Second Quarter 2017 Summary

Compared to the prior year second quarter where applicable

•	Sales decreased 0.9% to $926.6 million.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 1.9%

•	Volume: -2.3%

•	Divestiture: -0.5%

•	Net income decreased 12.5% to $44.7 million. Excluding matters affecting comparability, net income decreased 7.8% to $50.5 million.

•	Operating income decreased 13.8% to $70.2 million. Excluding matters affecting comparability, operating income decreased 8.9% to $79.6 million.

•	Adjusted EBITDA decreased 5.2% to $113.7 million, or 12.3% of sales, a 50 basis point decline.

•	Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 50.5% of sales, a 60 basis point decline. This decline was primarily driven by fewer outside purchases of certain Dave’s Killer Bread (DKB) items due to the additional organic production capacity provided by Flowers bakeries in Mesa, Ariz., and Tuscaloosa, Ala., and improved manufacturing efficiencies.

•	Selling, distribution and administrative (SD&A) expenses were 38.2% of sales, a 200 basis point increase. Of this increase, 90 basis points were due to incremental Project Centennial consulting costs. The balance of the increase in SD&A expenses was primarily driven by higher distributor distribution fees due to a larger portion of sales being sold by independent distributors.

•	Depreciation and amortization (D&A) expenses were $34.1 million, 3.7% of sales, a 20 basis point increase. This increase was driven by additional assets being placed in service as well as higher amortization expense associated with certain trademarks.

Overall softness in the fresh bakery category, a competitive marketplace, and the divestiture of the mix manufacturing business in January 2017 resulted in the consolidated sales decline, partially offset by a net increase in sales of branded organic breads. Sales of DKB branded products continue to grow, driven by both volume and price, even though the company cycled the national rollout of the DKB brand on its DSD network at the beginning of the second quarter.

On a consolidated basis, branded retail sales decreased 0.2% to $548.3 million, store branded retail sales decreased 1.0% to $144.3 million, while non-retail and other sales decreased 2.3% to $234.0 million. The decrease in the branded retail category resulted from volume declines in cake and buns and rolls, mostly offset by increased sales of organic bread. Store branded retail sales declined as a result of volume declines in cake, partially offset by growth in buns and rolls. The impact of the mix manufacturing business divestiture principally resulted in the decline in the non-retail and other category, which also includes contract manufacturing, vending and foodservice.

DSD Segment Summary

Compared to the prior year second quarter where applicable

•	Sales increased 0.9% to $792.9 million

•	Percentage point change in sales attributed to:

•	Pricing/mix: 0.7%

•	Volume: 0.2%

•	Operating income decreased 0.7% to $79.6 million.

•	EBITDA increased 0.7% to $108.9 million, or 13.7% of sales, a 10 basis point decline.

•	Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 47.2% of segment sales, a 30 basis point decrease. This decline was primarily driven by sales increases due to improved pricing/mix, and lower outside purchases of products.

•	SD&A expenses were 39.1% of segment sales, a 40 basis points increase. This increase was primarily driven by higher distributor distribution fees due to a larger portion of sales being sold by independent distributors. Lower workforce-related costs and cost savings initiatives more than offset increased legal costs and partially offset the higher distributor distribution fees mentioned above.

•	D&A expenses were $29.4 million.

DSD segment branded retail sales increased 1.2% to $514.6 million, store branded retail sales increased 3.1% to $120.1 million, while non-retail and other sales decreased 1.7% to $158.2 million. Branded retail sales increased due to growth of branded organic products, mostly offset by declines in other branded items, largely buns and rolls and cake. The company continues to see substantial growth of the DKB brand from both volume and price, despite having cycled the national rollout of the brand at the beginning of the quarter. Furthermore, the addition of DKB breakfast items, introduced during the quarter, contributed to the increase. Store branded retail sales increased primarily due to gains in buns and rolls. Non-retail and other sales decreased primarily due to volume declines in foodservice, partially offset by positive pricing/mix.

Warehouse Segment Summary

Compared to the prior year second quarter where applicable

•	Total segment sales decreased 10.4% to $133.7 million.

•	Percentage point change in sales attributed to:

•	Pricing/mix: 2.2%

•	Volume: -9.6%

•	Divestiture: -3.0%

•	Operating income decreased 26.2% to $11.6 million.

•	EBITDA decreased 19.5% to $16.4 million, 12.2% of sales, a 140 basis point decline.

•	Materials, supplies, labor and other production costs (exclusive of depreciation and amortization) were 70.2% of segment sales, a 20 basis point increase. This increase was primarily driven by sales declines.

•	SD&A expenses were 17.6% of segment sales, a 120 basis point increase. This increase was primarily driven by significantly lower sales that spread the costs over a smaller sales base.

•	D&A expenses were $4.8 million.

Decreased sales of snack cakes and Alpine Valley branded organic breads, and the impact of our mix manufacturing business divestiture resulted in the sales decrease in the Warehouse segment. Branded retail sales declined 18.1% to $33.7 million, store branded retail sales decreased 17.4% to $24.2 million, while non-retail and other sales decreased 3.7% to $75.8 million. Branded retail sales decreased largely due to volume declines in both cake and organic bread. During the second quarter of fiscal 2016, the Warehouse segment’s Mesa bakery significantly increased production of DKB products for the DSD segment. These intercompany sales are not included in the amounts above, but are included in the DSD segment. Branded cake sales were negatively impacted by increased competition quarter over quarter. Store branded retail sales decreased mainly due to volume decreases in cake. The decrease in non-retail and other sales, which includes contract manufacturing, vending and foodservice, was due primarily to the mix manufacturing business divestiture and, to a lesser extent, lost contract manufacturing business, partially offset by volume gains in foodservice sales.

Unallocated Corporate Expense Summary

Note: Comparisons are to consolidated sales

•	SD&A expenses increased 130 basis points to 2.3% of consolidated sales, including incremental Project Centennial consulting costs of $8.1 million, or 90 basis points of sales.

Cash Flow, Dividends, Share Repurchases, and Capital Allocation

In the second quarter of fiscal 2017, cash flow from operating activities was $84.9 million, capital expenditures were $14.5 million, and dividends paid were $35.7 million. During the quarter, the company made net payments on debt and capital lease obligations of $44.2 million.

The company repurchased 28,050 shares of its common stock in connection with the vesting of a restricted stock award during the period. There are 6.6 million shares remaining on the company’s current share repurchase authorization. As in the past, the company expects to continue to make opportunistic share repurchases under this authorization.

Conference Call

Flowers Foods will hold a conference call to discuss its second quarter 2017 earnings at 8:30 a.m. (Eastern) on August 10, 2017. The call can be accessed by following the webcast link on flowersfoods.com. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with 2016 sales of $3.9 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, Tastykake, and Dave’s Killer Bread. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2253

Media Contact: Paul Baltzer (229) 227-2380

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) our ability to successfully implement our business strategies, including those strategies the company has initiated under Project Centennial, which may involve, among other things, the integration of recent acquisitions or the acquisition or disposition of assets at presently targeted values, the deployment of new systems and technology and an enhanced organizational structure, (j) consolidation within the baking industry and related industries; (k) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors; (l) increasing legal complexity and legal proceedings that we are or may become subject to; and (m) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other public disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBIT, EBITDA margin, adjusted EBITDA margin, adjusted net income, adjusted EBIT by segment, and adjusted EPS, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization and the ratio of net debt to adjusted EBITDA. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBIT, adjusted net income, adjusted EBIT by segment, and adjusted net income per diluted share, respectively, excluding the impact of asset impairment charges, acquisition-related costs, and pension plan settlements. The company believes that these measures, when considered together with its GAAP financial results, provides management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges.

Net debt to EBITDA is used as a measure of financial leverage employed by the company. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016
Sales	$926,639	$935,025	$2,114,288	$2,139,377
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	468,152	477,955	1,076,093	1,099,145
Selling, distribution and administrative expenses	354,193	338,396	815,463	782,935
Gain on divestiture	—	—	(28,875)	—
Depreciation and amortization	34,128	32,598	81,316	76,065
Pension plan settlement loss	—	4,641	—	4,641

Income from operations (EBIT)	70,166	81,435	170,291	176,591
Interest expense, net	3,278	3,010	8,326	5,788

Income before income taxes (EBT)	66,888	78,425	161,965	170,803
Income tax expense	22,148	27,270	56,807	60,285

Net income	$44,740	$51,155	$105,158	$110,518

Net income per diluted common share	$0.21	$0.24	$0.50	$0.52

Diluted weighted average shares outstanding	210,269	209,014	210,223	211,230

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016
Sales:
Direct-Store-Delivery	$792,892	$785,767	$1,792,752	$1,784,770
Warehouse Delivery	133,747	149,258	321,536	354,607

	$926,639	$935,025	$2,114,288	$2,139,377

Gain on Divestiture:
Warehouse Delivery	$—	$—	$(28,875)	$—

	$—	$—	$(28,875)	$—

EBITDA:
Direct-Store-Delivery	$108,919	$108,115	$237,375	$237,138
Warehouse Delivery (1)	16,350	20,309	67,356	45,328
Unallocated Corporate (2)	(20,975)	(14,391)	(53,124)	(29,810)

	$104,294	$114,033	$251,607	$252,656

Depreciation and Amortization:
Direct-Store-Delivery	$29,355	$27,980	$70,417	$65,054
Warehouse Delivery	4,761	4,599	11,072	10,877
Unallocated Corporate	12	19	(173)	134

	$34,128	$32,598	$81,316	$76,065

EBIT:
Direct-Store-Delivery	$79,564	$80,135	$166,958	$172,084
Warehouse Delivery (1)	11,589	15,710	56,284	34,451
Unallocated Corporate (2)	(20,987)	(14,410)	(52,951)	(29,944)

	$70,166	$81,435	$170,291	$176,591

(1)	The 28 week period ended July 15, 2017 includes the gain on divestiture of $28.9 million.
(2)	The 12 week and 28 week periods ended July 16, 2016 include a pension plan settlement loss of $4.6 million.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

July 15, 2017
Assets
Cash and Cash Equivalents	$7,179
Other Current Assets	459,687
Property, Plant & Equipment, net	741,885
Distributor Notes Receivable (includes $22,410 current portion)	191,684
Other Assets	35,503
Cost in Excess of Net Tangible Assets, net	1,285,770

Total Assets	$2,721,708

Liabilities and Stockholders’ Equity
Current Liabilities	$345,861
Long-term Debt and Capital Leases (includes $12,140 current portion)	847,005
Other Liabilities	264,255
Stockholders’ Equity	1,264,587

Total Liabilities and Stockholders’ Equity	$2,721,708

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016
Cash flows from operating activities:
Net income	$44,740	$51,155	$105,158	$110,518
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	35,954	41,717	62,174	89,962
Changes in assets and liabilities	4,208	(16,320)	(6,436)	(5,183)

Net cash provided by operating activities	84,902	76,552	160,896	195,297

Cash flows from investing activities:
Purchase of property, plant and equipment	(14,454)	(17,810)	(31,919)	(41,722)
Divestiture of assets	—	—	41,230	—
Other	5,948	1,688	10,542	5,660

Net cash (disbursed for) provided by investing activities	(8,506)	(16,122)	19,853	(36,062)

Cash flows from financing activities:
Dividends paid	(35,716)	(33,372)	(69,601)	(64,609)
Exercise of stock options	167	9,354	6,416	10,478
Stock repurchases, including accelerated stock repurchases	(520)	—	(2,671)	(126,298)
Net change in debt borrowings	(44,150)	(37,250)	(108,100)	23,750
Other	4,489	961	(6,024)	(5,342)

Net cash disbursed for financing activities	(75,730)	(60,307)	(179,980)	(162,021)

Net increase (decrease) in cash and cash equivalents	666	123	769	(2,786)
Cash and cash equivalents at beginning of period	6,513	11,469	6,410	14,378

Cash and cash equivalents at end of period	$7,179	$11,592	$7,179	$11,592

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016
Net income per diluted common share	$0.21	$0.24	$0.50	$0.52
Gain on divestiture	—	—	(0.09)	—
Lease terminations and legal settlement	—	—	—	—
Project Centennial consulting costs	0.03	—	0.07	—
Pension plan settlement loss	—	0.02	—	0.02

Adjusted net income per diluted common share	$0.24	$0.26	$0.49	$0.54

Certain amounts may not add due to rounding.

	Reconciliation of Gross Margin
	For the 12 Week Period Ended	For the 12 Week Period Ended
	July 15, 2017	July 16, 2016
Sales	$926,639	$935,025
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	468,152	477,955

Gross Margin excluding depreciation and amortization	458,487	457,070
Less depreciation and amortization for production activities	19,740	19,869

Gross Margin	$438,747	$437,201

Depreciation and amortization for production activities	$19,740	$19,869
Depreciation and amortization for selling, distribution and administrative activities	14,388	12,729

Total depreciation and amortization	$34,128	$32,598

	Reconciliation of Net Income to Adjusted EBIT and Adjusted EBITDA
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016
Net income	$44,740	$51,155	$105,158	$110,518
Income tax expense	22,148	27,270	56,807	60,285
Interest expense, net	3,278	3,010	8,326	5,788

EBIT	70,166	81,435	170,291	176,591
Gain on divestiture	—	—	(28,875)	—
Lease terminations and legal settlement	—	—	815	—
Project Centennial consulting costs	9,389	1,256	24,795	1,256
Pension plan settlement loss	—	4,641	—	4,641

Adjusted EBIT	79,555	87,332	167,026	182,488
Depreciation and amortization	34,128	32,598	81,316	76,065
Lease termination depreciation impact	—	—	(1,844)	—

Adjusted EBITDA	$113,683	$119,930	$246,498	$258,553

Sales	$926,639	$935,025	$2,114,288	$2,139,377
Adjusted EBITDA margin	12.3%	12.8%	11.7%	12.1%

	Reconciliation of Adjusted EBITDA to Cash Flow from Operations
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016
Adjusted EBITDA	$113,683	$119,930	$246,498	$258,553
Adjustments to reconcile net income to net cash provided by operating activities	1,826	9,119	(19,142)	13,897
Changes in assets and liabilities	4,208	(16,320)	(6,436)	(5,183)
Income taxes	(22,148)	(27,270)	(56,807)	(60,285)
Interest expense, net	(3,278)	(3,010)	(8,326)	(5,788)
Gain on divestiture	—	—	28,875	—
Lease terminations and legal settlement	—	—	1,029	—
Project Centennial consulting costs	(9,389)	(1,256)	(24,795)	(1,256)
Pension plan settlement loss	—	(4,641)	—	(4,641)

Cash Flow From Operations	$84,902	$76,552	$160,896	$195,297

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016
Income tax expense	$22,148	$27,270	$56,807	$60,285
Tax impact of:
Gain on divestiture	—	—	(11,117)	—
Lease terminations and legal settlement	—	—	314	—
Project Centennial consulting costs	3,615	484	9,546	484
Pension plan settlement loss	—	1,787	—	1,787

Adjusted income tax expense	$25,763	$29,541	$55,550	$62,556

	Reconciliation of Net Income to Adjusted Net Income
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016
Net income	$44,740	$51,155	$105,158	$110,518
Gain on divestiture	—	—	(17,758)	—
Lease terminations and legal settlement	—	—	501	—
Project Centennial consulting costs	5,774	772	15,249	772
Pension plan settlement loss	—	2,854	—	2,854

Adjusted net income	$50,514	$54,781	$103,150	$114,144

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - DSD
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016
EBIT	$79,564	$80,135	$166,958	$172,084
Lease terminations and legal settlement	—	—	815	—

Adjusted EBIT	79,564	80,135	167,773	172,084
Depreciation and amortization	29,355	27,980	70,417	65,054
Depreciation on lease terminations	—	—	(1,844)	—

Adjusted EBITDA	$108,919	$108,115	$236,346	$237,138

Sales	$792,892	$785,767	$1,792,752	$1,784,770
Adjusted EBITDA margin	13.7%	13.8%	13.2%	13.3%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Warehouse Delivery
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016
EBIT	$11,589	$15,710	$56,284	$34,451
Gain on divestiture	—	—	(28,875)	—

Adjusted EBIT	11,589	15,710	27,409	34,451
Depreciation and amortization	4,761	4,599	11,072	10,877

Adjusted EBITDA	$16,350	$20,309	$38,481	$45,328

Sales	$133,747	$149,258	$321,536	$354,607
Adjusted EBITDA margin	12.2%	13.6%	12.0%	12.8%

	Reconciliation of EBIT to Adjusted EBIT and Adjusted EBITDA - Corporate
	For the 12 Week Period Ended	For the 12 Week Period Ended	For the 28 Week Period Ended	For the 28 Week Period Ended
	July 15, 2017	July 16, 2016	July 15, 2017	July 16, 2016
EBIT	$(20,987)	$(14,410)	$(52,951)	$(29,944)
Project Centennial consulting costs	9,389	1,256	24,795	1,256
Pension plan settlement loss	—	4,641	—	4,641

Adjusted EBIT	$(11,598)	$(8,513)	$(28,156)	$(24,047)
Depreciation and amortization	12	19	(173)	134

Adjusted EBITDA	$(11,586)	$(8,494)	$(28,329)	$(23,913)

	Reconciliation of Earnings per Share - Full Year Fiscal 2017 Guidance
	Range Estimate
Net income per diluted common share	$0.82	to	$0.85
Gain on sale of Specialty Blending	(0.09)		(0.09)
Project Centennial consulting costs	0.11		0.12
Plant closure costs	0.01		0.02

Adjusted net income per diluted common share	$0.85	to	$0.90

Flowers Foods, Inc.

Sales Bridge

For the 12 Week Period Ended July 15, 2017	Volume	Net Price/Mix	Divestiture	Total Sales Change
Direct-Store-Delivery	0.2%	0.7%	0.0%	0.9%
Warehouse Delivery	-9.6%	2.2%	-3.0%	-10.4%
Total Flowers Foods	-2.3%	1.9%	-0.5%	-0.9%

For the 28 Week Period Ended July 15, 2017	Volume	Net Price/Mix	Divestiture	Total Sales Change
Direct-Store-Delivery	0.0%	0.4%	0.0%	0.4%
Warehouse Delivery	-5.7%	-0.8%	-2.8%	-9.3%
Total Flowers Foods	-1.5%	0.8%	-0.5%	-1.2%